                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2020 Results and Reviews Expectations for Fiscal Year 2021

•Soma’s fourth quarter sales were the highest in the history of the brand, with comparable sales up over 15%, driven by a digital sales increase of over 68%
•Total Company fourth quarter and year-to-date digital sales each increased nearly 20%
•Year-over-year fourth quarter SG&A expenses improved $40.8 million, or 23%, reflecting ongoing expense reduction initiatives
•Financial position and liquidity remain strong with fiscal year-end cash and cash equivalents of $109.4 million and no incremental fourth quarter borrowings under $300 million credit facility
•Fiscal year-end total inventories down over 17% and store inventories down 25%, better aligned to consumer demand

    Fort Myers, FL - March 2, 2021 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended January 30, 2021 (the “fourth quarter”) and fiscal year ended January 30, 2021 (“fiscal 2020”).
Molly Langenstein, Chief Executive Officer and President, Chico’s FAS said, “While sales reflect the challenging environment, we took important actions over the past year to strengthen our financial and operating foundation and position our brands for market share gains. We enter 2021 as a digital-first, customer-led company with the capabilities to support continued improvement, enhanced value creation and a return to growth in the years ahead.
“We have a solid balance sheet, strong liquidity and the financial stability we need for the foreseeable future. Cost savings we achieved in 2020 will flow through to future years, demonstrating the discipline that is now core to our organization.
“Each of our three unique brands has meaningful opportunities. Soma® is delivering consistently increasing comparable sales. Its compelling brand niche, together with this record of results, suggest that Soma is on track to take a sizeable share of the $7 billion U.S. intimate apparel and loungewear market, which is forecasted to reach over $11 billion by 2025.
“At the same time, the disruption in the competitive set has left white space that our apparel brands can easily fill. At Chico’s®, we are reinvigorating growth through new initiatives that emphasize loyalty, community and design. At White House Black Market®, our focus is on fabric, fit and fashion that meets our customer where she is in her lifestyle today.
“I thank our talented and nimble team for their work in helping us become stronger and create new opportunities from the challenges we faced in 2020.”

Fiscal 2020 Business Highlights
The Company’s fiscal 2020 highlights include:
•Rapid transformation into a digital-first company: Chico’s FAS fast-tracked numerous innovation and digital technology investments. These investments drove higher consumer engagement and a year-over-year digital sales increase of 17.5%, led by Soma’s digital sales increase of 72%.
•Gained sales momentum at Soma: Soma generated comparable sales growth for the last seven months in fiscal 2020, and according to market research firm NPD, Group Inc., for the 12 months ended January 2021, Soma’s growth exceeded that of the U.S. apparel market and the market leader for non-sport bras and panties, and was in the top five brands overall in the sleepwear market. We believe this is compelling evidence Soma is well positioned and on track to accelerate recent market share gains.
•Implementation of enhanced marketing efforts drove traffic as well as new customers: Newly acquired customers were retained at a meaningfully higher rate than in fiscal 2019. The average age of new customers dropped 10 years for Chico’s and eight years for Soma, and the average age of new White House Black Market customers complemented the current target customer, reinforcing the runway for all three brands.
•Improved apparel product and acceptance: The Company relaunched Zenergy in Chico’s with new fabrications, styling and marketing, and also increased its gifting assortment and key item depth which showed positive results. At White House Black Market (“WHBM”), the brand pivoted to casualization and launched luxe weekend alongside new runway leggings and a focus on denim that resonated well with customers.
•Enhanced liquidity and financial flexibility: The Company amended and extended its credit facility to $300 million and ended the year with a solid cash position of $109.4 million of cash and cash equivalents.
•Obtained meaningful rent reductions and strengthened the Company’s real estate position: Chico’s FAS obtained landlord commitments of $65 million in rent abatements and reductions and further rationalized its real estate position by permanently closing an incremental 40 underperforming locations.
•Realized significant cost savings: The Company substantially streamlined the organization and permanently reduced its cost structure to more efficiently support the business, resulting in approximately $235 million of annual savings in fiscal 2020, or 23% greater than its original plan, with the expectation that certain of these cost savings initiatives will benefit future years and reflect a cultural shift in how the business is managed.
Overview of Financial Results
For the fourth quarter, the Company reported a net loss of $79.1 million, or $0.68 loss per diluted share, compared to a net loss of $4.3 million, or $0.04 loss per diluted share, for the thirteen weeks ended February 1, 2020 (“last year’s fourth quarter”). The fourth quarter net loss includes $35.9 million, or $0.32 per share, in significant after-tax non-cash charges, including a deferred tax asset valuation allowance of $32.1 million, or $0.28 per share, within the Company’s income tax provision (benefit). See tabular details in the Summary of Significant Non-Cash Charges table below for further details. Last year’s fourth quarter includes after-tax accelerated depreciation charges of $0.8 million, or $0.01 per share.
For fiscal 2020, the Company reported a net loss of $360.1 million, or $3.11 loss per diluted share, compared to a net loss of $12.8 million, or $0.11 loss per diluted share, for the fifty-two weeks ended February 1, 2020 (“fiscal 2019”). The net loss for fiscal 2020 includes $199.6 million, or $1.73 per share, in significant after-tax non-cash charges. See tabular details in the Summary of Significant Non-Cash Charges table below for further details. The net loss for fiscal 2019 includes after-tax accelerated depreciation charges of $8.1 million, or $0.07 per share, and the after-tax impact of severance and other related net charges of $2.1 million, or $0.02 per share.

Summary of Significant Non-Cash Charges (1)

	Thirteen Weeks Ended
	January 30, 2021
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Long-lived store asset impairment (2)	$2,362	0.6%	$1,776	$0.02
Total significant charges impacting gross margin	2,362	0.6	1,776	0.02
Selling, general and administrative expenses:
Other right of use asset impairment	1,558	0.4	1,172	0.01
Total significant charges impacting selling, general and administrative expenses	1,558	0.4	1,172	0.01
Goodwill and intangible impairment charges:
Indefinite-lived asset impairment	1,164	0.3	875	0.01
Total significant goodwill and intangible impairment charges	1,164	0.3	875	0.01
Income tax provision (benefit):
Deferred tax asset valuation allowance	—	8.3	32,051	0.28
Total significant charges impacting income tax provision (benefit)	—	8.3	32,051	0.28
Total significant non-cash charges	$5,084	9.6%	$35,874	$0.32
(1) All significant charges relate to the impact of the COVID-19 pandemic (the “pandemic”). Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.

Summary of Significant Non-Cash Charges (1)

	Fifty-Two Weeks Ended
	January 30, 2021
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	4.2%	$41,642	$0.36
Long-lived store asset impairment (2)	20,855	1.6	15,651	0.13
Right of use store asset impairment	2,442	0.2	1,832	0.02
Total significant charges impacting gross margin	78,654	6.0	59,125	0.51
Selling, general and administrative expenses:
Other long-lived asset impairment (3)	8,383	0.6	6,291	0.06
Other right of use asset impairment	1,558	0.1	1,169	0.01
Total significant charges impacting selling, general and administrative expenses	9,941	0.7	7,460	0.07
Goodwill and intangible impairment charges:
Goodwill impairment	80,414	6.1	75,496	0.65
Indefinite-lived asset impairment	33,930	2.6	25,463	0.22
Total significant goodwill and intangible impairment charges	114,344	8.7	100,959	0.87
Income tax provision (benefit):
Deferred tax asset valuation allowance	—	2.4	32,051	0.28
Total significant charges impacting income tax provision (benefit)	—	2.4	32,051	0.28
Total significant non-cash charges	$202,939	17.8%	$199,595	$1.73
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.
(3) Includes impairment on capitalized implementation costs related to our cloud computing arrangements and other technology-related assets.
Net Sales
For the fourth quarter, net sales were $386.2 million compared to $527.1 million in last year’s fourth quarter. This 26.7% decrease reflects a comparable sales decline of 24.9% as well as the impact of 39 net permanent store closures since last year’s fourth quarter, partially offset by double-digit growth in digital sales. The comparable sales decline was driven by a decrease in transaction count as in-store traffic continued to be significantly impacted by the pandemic and lower average dollar sale. Soma’s comparable sales increased 15.2%, with digital sales increasing 68.6% compared to last year’s fourth quarter.
For fiscal 2020, net sales were $1.3 billion compared to $2.0 billion in fiscal 2019. This 35.0% decrease primarily reflects disruptions related to the pandemic, including temporary store closures or stores operating at reduced hours during fiscal 2020, reduced in-store traffic, changing consumer patterns and the impact of 39 net permanent store closures since fiscal 2019, partially offset by double-digit growth in digital sales.

Comparable Sales (1)

	Thirteen Weeks Ended
	January 30, 2021	February 1, 2020
Chico's	(34.4)%	0.9%
White House Black Market	(36.0)	0.1
Soma	15.2	9.4
Total Company	(24.9)%	2.2%
(1) The Company is not providing comparable sales figures for fiscal 2020 as it is not a meaningful measure due to the significant impact of store closures during the first half of fiscal 2020 as a result of the pandemic.
Gross Margin
For the fourth quarter, gross margin was $73.3 million, or 19.0% of net sales, compared to $171.4 million, or 32.5% of net sales, in last year’s fourth quarter. The fourth quarter year-over-year decrease in gross margin rate primarily reflects lower maintained margin, deleverage of fixed occupancy costs and long-lived store asset impairment charges of $2.4 million, or 0.6% of net sales.
Selling, General and Administrative Expenses
For the fourth quarter, selling, general and administrative (“SG&A”) expenses were $136.2 million, or 35.3% of net sales, compared to $177.0 million, or 33.6% of net sales, for last year’s fourth quarter. The $40.8 million decrease in SG&A expense primarily reflects the Company’s ongoing expense reduction initiatives to align its cost structure with sales, partially offset by the impact of pre-tax impairment charges of $1.6 million, or 0.4% of net sales, related to other right of use assets.
Income Taxes
For the fourth quarter, the effective tax rate was a provision of (20.4)% compared to a benefit of 21.6% for last year's fourth quarter. The fourth quarter effective tax rate primarily reflects a current quarter non-cash deferred tax asset valuation allowance, partially offset by the favorable rate differential due to benefits provided under the Coronavirus Aid, Relief, and Economic Security ("CARES") Act on the loss in the fourth quarter. The fourth quarter valuation allowance of $32.1 million is a non-cash charge as a result of ongoing pandemic related uncertainty surrounding future realizability of the Company’s deferred tax assets.
The fiscal 2020 effective tax rate was a benefit of 21.7% compared to a fiscal 2019 provision of (6.7)%. The fiscal 2020 effective tax rate primarily reflects a rate differential due to benefits provided under the CARES Act, partially offset by the unfavorable impact of the Company’s book goodwill impairment charge and the valuation allowance against the Company’s deferred tax assets in fiscal 2020. The fiscal 2019 effective tax rate primarily reflects an income tax benefit on an annual operating loss, offset by a valuation allowance on certain deferred tax assets and other adjustments for charitable contribution carryforwards and employee share-based compensation expense.

Cash, Marketable Securities and Debt
At the end of the fourth quarter, cash and marketable securities totaled $109.4 million compared to $127.9 million at the end of last year’s fourth quarter. Debt at the end of the fourth quarter totaled $149.0 million, remaining unchanged from the end of the first quarter of fiscal 2020.
At the end of the fourth quarter, cash and marketable securities totaled $109.4 million compared to $145.2 million at the end of the third quarter of fiscal 2020. The $35.8 million decrease in cash and marketable securities primarily reflects the impact of approximately $38 million in rent settlements made to landlords during the fourth quarter.
Inventories
At the end of fiscal 2020, inventories totaled $204.0 million compared to $246.7 million at the end of fiscal 2019. This $42.8 million decrease, or 17.3%, primarily reflects inventory and assortments better aligned to consumer demand.
Fiscal 2021 Outlook
Given the ongoing market disruption caused by the pandemic and related uncertainty on timing and extent of the market recovery, the Company is not providing specific fiscal 2021 first-quarter or full-year financial guidance at this time.
The Company is, however, providing information on its planning expectations for the coming year. At this time, the Company expects to benefit from the COVID-19 vaccine rollout, particularly given its customer base, and is planning for consolidated sales trends to improve in the back half of the year. Consolidated sales trends for the first half of the year are expected to be largely in line with reported fiscal 2020 results. By brand, the Company expects continued strong performance at Soma, with performance at Chico’s and White House Black Market consistent with market expectations and all brands benefiting from the COVID-19 vaccine rollout. We expect our ongoing investment in the digital channel to deliver continued sales growth.
Cost savings realized in fiscal 2020 are expected to be maintained in fiscal 2021. The Company is continuing to implement supply chain efficiencies and intends to maintain stringent inventory controls, with fiscal 2021 first quarter inventories planned down 30% to last year, which are expected to support improving current margin levels.
To further optimize its store footprint and improve profitability, in fiscal 2021, the Company will continue to emphasize its growing digital channel and anticipates rolling out “store-in-store” opportunities for the Soma brand in 50 Chico’s boutiques. The Company anticipates closing approximately 13% to 16% of its remaining store fleet over the next three fiscal years, with approximately 40 to 45 of these closures occurring in fiscal 2021. The vast majority are expected to be mall-based Chico’s and White House Black Market stores. These actions would put the Company ahead of its original multi-year closure target of 250 stores.
Conference Call Information
The Company is hosting a live conference call on Tuesday, March 2, 2021 beginning at 8:00 a.m. ET to review the operating results for the fourth quarter and fiscal 2020. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 7907853, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.
ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, WHBM and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.

Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through Style Connect, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of January 30, 2021, the Company operated 1,302 stores in the U.S. and sold merchandise through 68 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels.
For more detailed information on the Company, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2021 Outlook,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the pandemic and uncertainties about its depth and duration, new variants of pandemic that have emerged, and the speed and efficacy of vaccine and treatment developments, as well as the impacts to general economic conditions and the economic slowdown affecting consumer behavior and discretionary spending (before and after the pandemic) and any temporary store restrictions (including reduced hours or capacity) due to government mandates; the effectiveness of store reopenings, cost reduction initiatives (including our ability to effectively restructure our lease portfolio to obtain future rent relief), the extent, availability and effectiveness of any pandemic stimulus packages or loan programs, including the CARES Act, the ability of our third-party business partners, including our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants and other disruptions due to the pandemic, the impact of the pandemic on our manufacturing operations in China, and trends in consumer behavior and spending during and after the end of the pandemic; our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; future permanent store closures; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s organizational restructure and five fiscal 2021 operating priorities which are: continuing our ongoing digital transformation; further refining product through fit, quality, fabric and innovation; driving increased customer engagement through marketing; maintaining our operating and cost discipline; and further enhancing the productivity of our real estate portfolio), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; the risk that future legislation may prohibit certain imports from China; and significant shifts in consumer behavior. Other risk factors are detailed from time to time in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward‑looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$161,100	41.7%	$249,621	47.3%	$595,968	45.0%	$1,045,221	51.3%
White House Black Market	106,039	27.5	171,620	32.6	376,236	28.4	627,315	30.8
Soma	119,058	30.8	105,844	20.1	351,847	26.6	365,339	17.9
Total net sales	386,197	100.0	527,085	100.0	1,324,051	100.0	2,037,875	100.0
Cost of goods sold	312,859	81.0	355,698	67.5	1,139,878	86.1	1,335,997	65.6
Gross margin	73,338	19.0	171,387	32.5	184,173	13.9	701,878	34.4
Selling, general and administrative expenses	136,201	35.3	176,974	33.6	526,772	39.8	713,951	35.0
Goodwill and intangible impairment charges	1,164	0.3	—	0.0	114,344	8.6	—	0.0
Loss from operations	(64,027)	(16.6)	(5,587)	(1.1)	(456,943)	(34.5)	(12,073)	(0.6)
Interest (expense) income, net	(1,714)	(0.4)	40	0.0	(3,101)	(0.2)	119	0.0
Loss before income taxes	(65,741)	(17.0)	(5,547)	(1.1)	(460,044)	(34.7)	(11,954)	(0.6)
Income tax provision (benefit)	13,400	3.5	(1,200)	(0.3)	(99,900)	(7.5)	800	0.0
Net loss	$(79,141)	(20.5)	$(4,347)	(0.8)	$(360,144)	(27.2)	$(12,754)	(0.6)
Per share data:
Net loss per common share-basic	$(0.68)		$(0.04)		$(3.11)		$(0.11)
Net loss per common and common equivalent share–diluted	$(0.68)		$(0.04)		$(3.11)		$(0.11)
Weighted average common shares outstanding–basic	116,316		115,203		115,994		114,859
Weighted average common and common equivalent shares outstanding–diluted	116,316		115,203		115,994		114,859
Dividends declared per common share	$—		$0.0875		$0.09		$0.35

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 30, 2021	February 1, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$90,791	$63,972
Marketable securities, at fair value	18,559	63,893
Inventories	203,983	246,737
Prepaid expenses and other current assets	30,565	41,069
Income tax receivable	58,140	7,131
Total Current Assets	402,038	422,802
Property and Equipment, net	241,370	315,382
Right of Use Assets	586,061	648,397
Other Assets:
Goodwill	16,360	96,774
Other intangible assets	5,000	38,930
Other assets, net	24,049	20,374
Total Other Assets	45,409	156,078
	$1,274,878	$1,542,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$116,506	$134,204
Current lease liabilities	194,551	157,043
Other current and deferred liabilities	120,729	114,498
Total Current Liabilities	431,786	405,745
Noncurrent Liabilities:
Long-term debt	149,000	42,500
Long-term lease liabilities	515,797	555,922
Other noncurrent and deferred liabilities	11,863	8,188
Deferred taxes	1,313	212
Total Noncurrent Liabilities	677,973	606,822
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,197	1,184
Additional paid-in capital	498,488	492,129
Treasury stock, at cost	(494,395)	(494,395)
Retained earnings	159,765	531,602
Accumulated other comprehensive gain (loss)	64	(428)
Total Shareholders’ Equity	165,119	530,092
	$1,274,878	$1,542,659

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
Cash Flows from Operating Activities:
Net loss	$(360,144)	$(12,754)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill and intangible impairment charges, pre-tax	114,344	—
Inventory write-offs	65,205	8,342
Depreciation and amortization	63,472	88,411
Non-cash lease expense	233,104	211,530
Exit of frontline Canada operations	498	—
Right of use asset impairment	4,795	1,065
Loss on disposal and impairment of long-lived assets, net	29,967	2,343
Deferred tax benefit	1,396	(3,326)
Share-based compensation expense	7,100	7,145
Changes in assets and liabilities:
Inventories	(23,962)	(19,861)
Prepaid expenses and other assets	(1,483)	(16,086)
Income tax receivable	(51,009)	4,784
Accounts payable	(17,897)	(9,525)
Accrued and other liabilities	12,111	(603)
Lease liability	(175,329)	(228,121)
Net cash (used in) provided by operating activities	(97,832)	33,344
Cash Flows from Investing Activities:
Purchases of marketable securities	(5,477)	(49,663)
Proceeds from sale of marketable securities	50,702	47,955
Purchases of property and equipment	(11,360)	(33,939)
Net cash provided by (used in) investing activities	33,865	(35,647)
Cash Flows from Financing Activities:
Proceeds from borrowings	255,500	—
Payments on borrowings	(149,000)	(15,000)
Payments of debt issuance costs	(4,279)	—
Proceeds from issuance of common stock	412	1,143
Dividends paid	(10,701)	(41,179)
Payments of tax withholdings related to share-based awards	(1,140)	(2,550)
Net cash provided by (used in) financing activities	90,792	(57,586)
Effects of exchange rate changes on cash and cash equivalents	(6)	(267)
Net decrease in cash and cash equivalents	26,819	(60,156)
Cash and Cash Equivalents, Beginning of period	63,972	124,128
Cash and Cash Equivalents, End of period	$90,791	$63,972

Supplemental Detail on Net Loss Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of loss per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.
Net loss per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net loss per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and fifty-two weeks ended January 30, 2021 and February 1, 2020, potential common shares were excluded from the computation of diluted loss per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net loss per basic and diluted share shown on the face of the accompanying condensed consolidated statements of loss (in thousands, except per share amounts):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Numerator
Net loss	$(79,141)	$(4,347)	$(360,144)	$(12,754)
Net income and dividends declared allocated to participating securities	—	—	(160)	—
Net loss available to common shareholders	$(79,141)	$(4,347)	$(360,304)	$(12,754)
Denominator
Weighted average common shares outstanding – basic	116,316	115,203	115,994	114,859
Dilutive effect of non-participating securities	—	—	—	—
Weighted average common and common equivalent shares outstanding – diluted	116,316	115,203	115,994	114,859
Net loss per common share:
Basic	$(0.68)	$(0.04)	$(3.11)	$(0.11)
Diluted	$(0.68)	$(0.04)	$(3.11)	$(0.11)

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended January 30, 2021
(Unaudited)

	October 31, 2020	New Stores	Closures	January 30, 2021
Store count:
Chico’s frontline boutiques	518	—	(1)	517
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	354	—	(7)	347
WHBM outlets	56	—	—	56
Soma frontline boutiques	241	—	—	241
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,310	—	(8)	1,302

	October 31, 2020	New Stores	Closures	Other changes in SSF	January 30, 2021
Net selling square footage (SSF):
Chico’s frontline boutiques	1,412,979	—	(1,623)	—	1,411,356
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	829,749	—	(15,592)	—	814,157
WHBM outlets	117,484	—	—	—	117,484
Soma frontline boutiques	454,557	—	—	—	454,557
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,159,019	—	(17,215)	—	3,141,804

As of January 30, 2021, the Company’s franchise operations consisted of 68 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended January 30, 2021
(Unaudited)

	February 1, 2020	New Stores	Closures	January 30, 2021
Store count:
Chico’s frontline boutiques	525	—	(8)	517
Chico’s outlets	123	—	—	123
Chico's Canada	4	—	(4)	—
WHBM frontline boutiques	362	1	(16)	347
WHBM outlets	59	—	(3)	56
WHBM Canada	6	—	(6)	—
Soma frontline boutiques	244	—	(3)	241
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,341	1	(40)	1,302

	February 1, 2020	New Stores	Closures	Other changes in SSF	January 30, 2021
Net selling square footage (SSF):
Chico’s frontline boutiques	1,429,592	—	(20,673)	2,437	1,411,356
Chico’s outlets	309,921	—	—	—	309,921
Chico's Canada	9,695	—	(9,695)	—	—
WHBM frontline boutiques	848,778	2,196	(35,983)	(834)	814,157
WHBM outlets	123,735	—	(6,504)	253	117,484
WHBM Canada	15,588	—	(15,588)	—	—
Soma frontline boutiques	460,153	—	(5,308)	(288)	454,557
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,231,791	2,196	(93,751)	1,568	3,141,804

As of January 30, 2021, the Company’s franchise operations consisted of 68 international retail locations in Mexico and 2 domestic airport locations.